Exhibit 99.1
Contact: Lynn Martenstein or Greg Johnson
(305) 539-6570 or (305) 539-6153
For Immediate Release
ROYAL CARIBBEAN REPORTS FIRST QUARTER 2006 EARNINGS
MIAMI — April 21, 2006 — Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL).
Key Highlights
•	Solid first quarter 2006 performance with net income of $119.5 million, or $0.55 per share.

•	First quarter 2006 Net Yields increased 1.9%, which was at the high end of previous guidance.

•	For the full year 2006, the company expects Net Yields to increase 3% to 4% and earnings per share to be $2.95 to $3.15.

•	For the second quarter 2006, the company expects Net Yields to increase approximately 5% and earnings per share to be $0.50 to $0.55.
Royal Caribbean Cruises Ltd. today announced net income for the first quarter of 2006 of $119.5 million, or $0.55 per share, compared to income before the cumulative effect of a change in accounting principle of $137.1 million, or $0.64 per share, for the first quarter of 2005. Revenues for the first quarter of 2006 decreased slightly to $1.1 billion from revenues of $1.2 billion in the first quarter of 2005. The first quarter of 2006 includes a net gain of $36 million, or $0.16 per share, related to the previously disclosed partial settlement of a lawsuit.
The company’s solid first quarter results were at the high end of, or better than, previous guidance. Net Yields increased 1.9% over the first quarter of 2005, helped by strong onboard revenues. Net Cruise Costs, on a per APCD basis, increased 11.4% compared to the first quarter of 2005, driven by the following principal factors:
•	Fuel accounted for 7.6 percentage points of the increase in Net Cruise Costs. Our “at-the-pump” fuel price averaged $418 per metric ton, compared to previous guidance of $425 per metric ton, and $284 per metric ton in the first quarter of 2005.

•	Non-fuel costs accounted for the remaining increase of 3.8 percentage points due to the following:

•	Commencing with the first quarter of 2006, the company adopted the new stock-based compensation accounting standard and began expensing stock options, which increased first quarter 2006 expenses by $3 million.

•	Timing of refurbishment expenses due to a larger portion of annual drydocks scheduled in the first quarter.

•	Timing of SG & A expenses mainly due to different spending patterns for marketing expenses.
“We are very pleased with our first quarter results,” said Richard D. Fain, chairman and chief executive officer. “All key elements of the business performed very well, and we were able to exceed our previous expectations.”
Outlook — Full Year 2006
The pace of bookings and consumer demand remains positive. Accordingly, the company now forecasts that Net Yields for the full year 2006 will increase in the range of 3% to 4% compared to 2005, at the high end of our previous guidance.
The company estimates that Net Cruise Costs per APCD for 2006 will increase in the range of 5% to 6% as compared to the prior year, driven by the following principal factors:
•	Higher fuel costs account for approximately 3.6 percentage points of this increase. Our current “at-the-pump” fuel price is $432 per metric ton, which is 21% higher than the average price for 2005 of $358 per metric ton. If fuel prices for the rest of the year remain at today’s level, the company estimates that its 2006 fuel costs (net of hedging and fuel savings initiatives) will increase approximately $105 million.

•	Non-fuel expenses account for the remainder of the increase, due to the following:
•	Expensing of stock options, as described above, of $12 million.

•	Expenses related to ship refurbishments and other corporate projects.

•	Additional costs of operating in Cozumel resulting from hurricane damage.

•	General inflationary pressures, some of which will be absorbed.
Depreciation and amortization is expected to be in the range of $425 to $445 million and net interest expense is expected to be in the range of $240 to $260 million.

While increased fuel costs and other challenges make the task more difficult, we still feel we can generate earnings in the range of $2.95 to $3.15 per share, which is identical to our previous guidance.
Outlook — Second Quarter 2006
The company expects Net Yields for the second quarter of 2006 will increase approximately 5% compared to the second quarter of 2005.
The company estimates that Net Cruise Costs per APCD for the second quarter of 2006 will increase approximately 13% compared to the same quarter in 2005. Some of this is due to the increase in Net Cruise Costs discussed above, and some to the timing of certain expenses. The primary drivers are as follows:
•	Higher fuel costs account for approximately 4.5 percentage points of the increase. Our current “at-the-pump” fuel price is $432 per metric ton, which is 28% higher than the average price for the second quarter of 2005 of $337 per metric ton. If fuel prices for the rest of the quarter remain at today’s level, the company estimates that its second quarter 2006 fuel costs (net of hedging and fuel savings initiatives) will increase approximately $29 million.

•	Timing of expenses, including refurbishment, marketing, and general and administrative items.
Based upon the expectations and assumptions contained in this outlook section, we expect second quarter 2006 earnings per share to be in the range of $0.50 to $0.55.
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be listened to, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.
Terminology
Available Passenger Cruise Days (“APCD”)
APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Yields
Gross Yields represent total revenues per APCD.
Net Yields
Net Yields represent Gross Yields less commissions, transportation and other expenses and onboard and other expenses per APCD. We utilize Net Yields to manage our business on a day-to-day basis and believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.
Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.
Net Cruise Costs
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.
Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.
Occupancy
Occupancy, in accordance with cruise industry practice, is calculated by dividing Passenger Cruise Days by APCDs. A percentage of 100% or higher indicates that three or more passengers occupied some cabins.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International and Celebrity Cruises, with a combined total of 28 ships in service and six under construction. The company also offers unique land-tour vacations in Alaska, Canada and Europe through its cruise-tour division. Additional information can be found on www.royalcaribbean.com, www.celebrity.com or www.rclinvestor.com.
Certain statements in this news release are forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Such factors include general economic and business conditions, vacation industry competition, including cruise vacation industry competition, changes in vacation industry capacity, including over capacity in the cruise vacation industry, the impact of tax laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the implementation of regulations in the United States requiring United States citizens to obtain passports for travel to additional foreign destinations, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.
Financial Tables Follow
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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2006	2005
Passenger ticket revenues	$842,263	$872,672
Onboard and other revenues	304,273	295,405

Total revenues	1,146,536	1,168,077

Cruise operating expenses
Commissions, transportation and other	202,265	213,572
Onboard and other	59,852	60,954
Payroll and related	117,334	127,785
Food	65,700	67,568
Fuel	112,743	71,112
Other operating	172,240	164,616

Total cruise operating expenses	730,134	705,607
Marketing, selling and administrative expenses	173,192	161,530
Depreciation and amortization expenses	102,159	99,762

Operating Income	141,051	201,178

Other income (expense)
Interest income	1,576	2,447
Interest expense, net of interest capitalized	(57,663)	(75,289)
Other income	34,535	8,782

	(21,552)	(64,060)

Income Before Cumulative Effect of a Change in Accounting Principle	119,499	137,118
Cumulative effect of a change in accounting principle	—	52,491

Net Income	$119,499	$189,609

Basic Earnings Per Share:
Income before cumulative effect of a change in accounting principle	$0.57	$0.68

Cumulative effect of a change in accounting principle	$—	$0.26

Net income	$0.57	$0.94

Diluted Earnings Per Share:
Income before cumulative effect of a change in accounting principle	$0.55	$0.64

Cumulative effect of a change in accounting principle	$—	$0.22

Net income	$0.55	$0.86

Weighted-Average Shares Outstanding:
Basic	211,372	201,619

Diluted	230,695	236,209

STATISTICS

	Quarter Ended
	March 31,
	2006	2005
Occupancy	105.1%	105.7%

Passenger Cruise Days	5,574,349	5,772,957

APCD	5,303,570	5,462,012

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	March 31,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$271,977	$125,385
Trade and other receivables, net	82,259	95,254
Inventories	59,027	57,803
Prepaid expenses and other assets	140,572	98,568

Total current assets	553,835	377,010
Property and equipment — at cost less accumulated depreciation and amortization	10,311,058	10,276,948
Goodwill — less accumulated amortization of $138,606	283,133	283,133
Other assets	403,701	318,680

	$11,551,727	$11,255,771

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$595,653	$600,883
Accounts payable	150,092	159,910
Accrued expenses and other liabilities	309,257	342,995
Customer deposits	1,050,430	884,994

Total current liabilities	2,105,432	1,988,782
Long-term debt	3,592,772	3,553,892
Other long-term liabilities	158,814	158,632

Commitments and contingencies

Shareholders’ equity
Common stock ($.01 par value; 500,000,000 shares authorized; 217,601,358 and 216,504,849 shares issued)	2,176	2,165
Paid-in capital	2,736,520	2,706,236
Retained earnings	3,220,034	3,132,286
Accumulated other comprehensive loss	(5,922)	(28,263)
Treasury stock (6,371,567 and 6,143,392 common shares at cost)	(258,099)	(257,959)

Total shareholders’ equity	5,694,709	5,554,465

	$11,551,727	$11,255,771

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Quarter Ended
	March 31,
	2006	2005
Operating Activities
Net income	$119,499	$189,609
Adjustments:
Depreciation and amortization	102,159	99,762
Cumulative effect of a change in accounting principle	—	(52,491)
Accretion of original issue discount on debt	8,267	13,426
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	12,995	(716)
(Increase) decrease in inventories	(1,224)	675
Increase in prepaid expenses and other assets	(40,149)	(18,039)
(Decrease) increase in accounts payable	(9,818)	21,884
Decrease in accrued expenses and other liabilities	(14,896)	(5,993)
Increase in customer deposits	165,436	129,425
Other, net	1,619	4,165

Net cash provided by operating activities	343,888	381,707

Investing Activities
Purchases of property and equipment	(135,898)	(74,928)
Purchases of notes from First Choice Holidays PLC	(100,000)	—
Purchases of short-term investments	—	(56,500)
Proceeds from sale of short-term investments	—	56,500
Other, net	(1,355)	(1,159)

Net cash used in investing activities	(237,253)	(76,087)

Financing Activities
Repayments of debt, net	(80,581)	(600,097)
Net proceeds from issuance of debt	125,000	—
Dividends	(31,753)	(28,049)
Proceeds from exercise of common stock options	16,739	5,152
Other, net	10,552	136

Net cash provided by (used in) financing activities	39,957	(622,858)

Net increase (decrease) in cash and cash equivalents	146,592	(317,238)
Cash and cash equivalents at beginning of period	125,385	628,578

Cash and cash equivalents at end of period	$271,977	$311,340

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$50,236	$59,401

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended
	March 31,
	2006	2005
Passenger ticket revenues	$842,263	$872,672
Onboard and other revenues	304,273	295,405

Total revenues	1,146,536	1,168,077

Less:
Commissions, transportation and other	202,265	213,572
Onboard and other	59,852	60,954

Net revenues	$884,419	$893,551

APCD	5,303,570	5,462,012
Gross Yields	$216.18	$213.85
Net Yields	$166.76	$163.59
Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended
	March 31,
	2006	2005
Total cruise operating expenses	$730,134	$705,607
Marketing, selling and administrative expenses	173,192	161,530

Gross Cruise Costs	903,326	867,137

Less:
Commissions, transportation and other	202,265	213,572
Onboard and other	59,852	60,954

Net Cruise Costs	$641,209	$592,611

APCD	5,303,570	5,462,012
Gross Cruise Costs per APCD	$170.32	$158.76
Net Cruise Costs per APCD	$120.90	$108.50